Exhibit 99.1

SUPERVALU Reports Second Quarter Fiscal 2012 Results

  Company updates fiscal 2012 EPS guidance range
  Remains on plan with business transformation

MINNEAPOLIS--(BUSINESS WIRE)--October 19, 2011--SUPERVALU INC. (NYSE: SVU) today reported second quarter fiscal 2012 net sales of $8.4 billion and net earnings of $60 million, or $0.28 per diluted share. In the second quarter of fiscal 2011, net sales were $8.7 billion and the company reported a net loss of $1.470 billion, or $6.94 per diluted share, including non-cash goodwill and intangible asset impairment charges ($1.516 billion after-tax, or $7.16 per diluted share) and certain other costs ($13 million after-tax, or $0.06 per diluted share). When adjusted for the non-cash goodwill and intangible asset impairment charges and certain other costs, second quarter fiscal 2011 net earnings were $59 million or $0.28 per diluted share.

“Our 8 Plays to Win strategy is gaining traction and we remain on plan with our business transformation. Increased discipline and analytical tools are helping to advance hyper local retailing initiatives, which are starting to have a positive impact on our customers’ shopping experience,” said Craig Herkert, SUPERVALU’s chief executive officer and president. “While I am encouraged by our execution, I remain mindful of the challenging economy and its impact on consumer behavior. As we move into the second half of our fiscal year, SUPERVALU remains focused on its strategy and meeting the needs of its customers.”

Second Quarter Results

Second quarter retail food net sales were $6.6 billion compared to $6.7 billion last year. The change in net sales primarily reflects identical store sales of negative 1.8 percent and previously announced market exits. Total retail square footage was 63.5 million, a 2.1 percent decrease from the second quarter of fiscal 2011 primarily as a result of fiscal 2011 market exits. Excluding the impact of market exits and store closures, total retail square footage increased 1.8 percent compared to the second quarter of fiscal 2011.

Second quarter independent business net sales were $1.8 billion compared to $2.0 billion last year, a decrease of 5.8 percent, primarily attributed to Target’s transition to self-distribution and the divestiture of Total Logistic Control, which occurred in the fourth quarter of fiscal 2011.

Gross profit margin for the second quarter was $1.9 billion, or 22.2 percent of net sales, compared to $1.9 billion or 22.3 percent of net sales last year. The decrease in gross margin as a percent of net sales reflects a higher LIFO charge and the impact of higher fuel sales. Partially offsetting these items were the benefits of promotional effectiveness and reduced shrink, which more than fully funded price investments in the quarter.

Selling and administrative expenses were $1.7 billion, or 19.7 percent of net sales, compared to $1.7 billion, or 20.0 percent last year. The decrease in selling and administrative expenses as a percent of net sales reflects savings achieved from cost reduction initiatives and the benefit of higher fuel sales, partially offset by the impact of sales deleveraging and increases in employee-related costs.

Operating earnings for the second quarter were $216 million, or 2.6 percent of net sales, compared to an operating loss of $1.397 billion last year. Retail food operating earnings were $177 million, or 2.7 percent of net sales. Last year’s retail food operating loss was $1.441 billion. When adjusted for the $1.600 billion impairment expense and $17 million in pre-tax charges primarily related to the impact of a labor dispute as well as employee-related costs, last year’s retail food operating earnings were $176 million, or 2.6 percent of net sales.

Independent business operating earnings were $56 million, or 3.1 percent of sales, compared to $69 million, or 3.5 percent of sales last year. The decrease in independent business operating earnings as a percent of net sales was primarily attributed to the divestiture of Total Logistic Control, Target’s transition to self-distribution and a higher LIFO charge.

Net interest expense for the second quarter was $120 million compared to $129 million last year, primarily attributed to reduced borrowing levels. The company remains in compliance with all debt covenants.

SUPERVALU’s income tax expense was $36 million, or 37.4 percent of pre-tax income, in the second quarter compared to an income tax benefit of $56 million, or 3.7 percent of pre-tax loss in last year’s second quarter. The tax rate for the second quarter of fiscal 2011 reflected the impact of the impairment charges, the majority of which was not deductible for tax purposes. Excluding the impact of the impairment charges, the tax rate for the second quarter of fiscal 2011 was 37.5 percent.

Diluted weighted-average shares outstanding for the second quarter were 213 million shares compared to 212 million shares last year. As of September 9, 2011, SUPERVALU had 212 million shares outstanding.

Year-to-date net cash flows from operating activities were $580 million compared to $754 million in the prior year, primarily reflecting changes in working capital as forward-buy inventory levels increased. Year-to-date net cash flows used in investing activities were $203 million compared to $211 million last year, primarily reflecting lower capital expenditures. Year-to-date net cash flows used in financing activities were $334 million compared to $551 million last year, reflecting a higher level of debt reduction in the prior year.

Year-to-date capital expenditures were $267 million compared to $312 million for the same period last year.

Fiscal 2012 Guidance

In addressing guidance, Herkert commented, “Midway through our fiscal year, we have more clarity on earnings performance and have tightened guidance to reflect our outlook.”

SUPERVALU is updating its full-year guidance and expects to generate fiscal 2012 earnings per diluted share, on a GAAP basis, within a range of $1.20 to $1.30.

SUPERVALU’s fiscal 2012 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be approximately $36.5 billion compared to $37 billion previously, reflecting the sale of a number of company-owned fuel centers, as well as lower sales in the Independent Business segment attributable to the timing of planned new business. Sales in the independent business segment are expected to be down approximately 3.5 percent to 4.5 percent from fiscal 2011;
  Identical store sales growth, excluding fuel, is projected to be in the range of negative 2.0 percent to negative 2.5 percent;
  The effective tax rate is estimated to be approximately 37.4 percent in each of the remaining quarters of the fiscal year;
  Weighted-average diluted shares are estimated to be approximately 213 million;
  Capital spending is projected to be approximately $700 to $725 million, which will include 80 to 90 store remodels. Save-A-Lot will increase its store count by approximately 80 to 90 stores, including licensed locations;
  Debt reduction is estimated to be approximately $525 to $550 million.

A conference call to review the second quarter results is scheduled for today at 9:00 a.m. (central time). This quarter, supplemental information will accompany prepared remarks and be available with the live webcast at http://www.supervaluinvestors.com. A replay of the webcast will be archived with the supplemental information on SUPERVALU's website. To access the website replay go to the “Investors” link and click on “Presentations and Webcasts.”

About SUPERVALU INC.
SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with annual sales of approximately $37 billion. SUPERVALU serves customers across the United States through a network of approximately 4,300 stores composed of 1,106 traditional retail stores, including 800 in-store pharmacies; 1,294 hard-discount stores, of which 915 are operated by licensee owners; and 1,900 independent stores serviced primarily by the company’s traditional food distribution business. SUPERVALU has approximately 135,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic conditions, strategic initiatives, competition, food and drug safety issues, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Second Quarter Ended		Second Quarter Ended
	September 10, 2011		September 11, 2010
(In millions, except per share data)	(12 weeks)	% of net sales	(12 weeks)	% of net sales

Net sales	$8,429	100.0%	$8,656	100.0%
Cost of sales	6,556	77.8%	6,724	77.7%
Gross profit	1,873	22.2%	1,932	22.3%

Selling and administrative expenses	1,657	19.7%	1,729	20.0%
Goodwill and intangible asset impairment charges	-	0.0%	1,600	18.5%
Operating earnings (loss)	216	2.6%	(1,397)	(16.1)%

Interest expense, net	120	1.4%	129	1.5%
Earnings (loss) before income taxes	96	1.1%	(1,526)	(17.6)%
Income tax provision (benefit)	36	0.4%	(56)	(0.7)%

Net earnings (loss)	$60	0.7%	$(1,470)	(17.0)%

Net earnings (loss) per share
Basic	$0.28		$(6.94)
Diluted	$0.28		$(6.94)
Weighted average number of shares outstanding
Basic	212		212
Diluted	213		212

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Fiscal Year-to-Date Ended		Fiscal Year-to-Date Ended
	September 10, 2011		September 11, 2010
(In millions, except per share data)	(28 weeks)	% of net sales	(28 weeks)	% of net sales

Net sales	$19,542	100.0%	$20,201	100.0%
Cost of sales	15,210	77.8%	15,672	77.6%
Gross profit	4,332	22.2%	4,529	22.4%

Selling and administrative expenses	3,836	19.6%	4,025	19.9%
Goodwill and intangible asset impairment charges	-	0.0%	1,600	7.9%
Operating earnings (loss)	496	2.5%	(1,096)	(5.4)%

Interest expense, net	275	1.4%	303	1.5%
Earnings (loss) before income taxes	221	1.1%	(1,399)	(6.9)%
Income tax provision (benefit)	87	0.4%	4	0.0%

Net earnings (loss)	$134	0.7%	$(1,403)	(6.9)%

Net earnings (loss) per share
Basic	$0.63		$(6.63)
Diluted	$0.63		$(6.63)
Weighted average number of shares outstanding
Basic	212		212
Diluted	213		212

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Second Quarter Ended	Second Quarter Ended
	September 10, 2011	September 11, 2010
(In millions)	(12 weeks)	(12 weeks)

Net sales
Retail food	$6,580	$6,693
% of total	78.1%	77.3%
Independent business (1)	1,849	1,963
% of total	21.9%	22.7%
Total net sales	$8,429	$8,656
	100.0%	100.0%

Operating earnings (loss)
Retail food (2)	$177	$(1,441)
% of sales	2.7%	(21.5)%
Independent business	56	69
% of sales	3.1%	3.5%
Corporate (3)	(17)	(25)
Total operating earnings (loss)	216	(1,397)
% of sales	2.6%	(16.1)%
Interest expense, net	120	129
Earnings (loss) before income taxes	96	(1,526)
Income tax provision	36	(56)
Net earnings (loss)	$60	$(1,470)

LIFO charge
Retail food	$17	$2
Independent business	2	(1)
Total	$19	$1

Depreciation and amortization
Retail food	$186	$194
Independent business	16	18
Total	$202	$212

(1) The Company's Independent business reportable segment was formerly known as Supply chain services.

(2) Retail food operating loss for the second quarter ended September 11, 2010 included $1,600 of goodwill and intangible asset impairment charges and $17 of charges primarily related to the impact of a labor dispute and employee related charges.

(3) Corporate expense for the second quarter ended September 11, 2010 included charges of $3 primarily related to litigation matters.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
	September 10, 2011	September 11, 2010
(In millions)	(28 weeks)	(28 weeks)

Net sales
Retail food	$15,192	$15,644
% of total	77.7%	77.4%
Independent business (1)	4,350	4,557
% of total	22.3%	22.6%
Total net sales	$19,542	$20,201
	100.0%	100.0%

Operating earnings (loss)
Retail food (2)	$396	$(1,190)
% of sales	2.6%	(7.6)%
Independent business	133	148
% of sales	3.1%	3.3%
Corporate (3)	(33)	(54)
Total operating earnings (loss)	496	(1,096)
% of sales	2.5%	(5.4)%
Interest expense, net	275	303
Earnings (loss) before income taxes	221	(1,399)
Income tax provision	87	4
Net earnings (loss)	$134	$(1,403)

LIFO charge
Retail food	$30	$10
Independent business	6	2
Total	$36	$12

Depreciation and amortization
Retail food	$443	$458
Independent business	35	41
Total	$478	$499

(1) The Company's Independent business reportable segment was formerly known as Supply chain services.

(2) Retail food operating loss for the year-to-date ended September 11, 2010 included $1,600 of goodwill and intangible asset impairment charges and $38 of charges for retail market exits, the impact of a labor dispute and employee related charges.

(3) Corporate expense for the year-to-date ended September 11, 2010 included charges of $3 primarily related to litigation matters.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 10,	February 26,
(In millions)	2011	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$215	$172
Receivables, net	766	743
Inventories	2,376	2,270
Other current assets	294	235
Total current assets	3,651	3,420
Property, plant and equipment, net	6,262	6,604
Goodwill	1,967	1,984
Intangible assets, net	1,145	1,170
Other assets	507	580
Total assets	$13,532	$13,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,739	$2,661
Current maturities of long-term debt and capital lease obligations	413	403
Other current liabilities	725	722
Total current liabilities	3,877	3,786
Long-term debt and capital lease obligations	6,046	6,348
Other liabilities	2,111	2,284
Total stockholders' equity	1,498	1,340
Total liabilities and stockholders’ equity	$13,532	$13,758

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year-to-	Fiscal Year-to-
	Date Ended	Date Ended
	September 10,	September 11,
	2011	2010
(In millions)	(28 weeks)	(28 weeks)

Cash flows from operating activities
Net earnings (loss)	$134	$(1,403)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	-	1,600
Depreciation and amortization	478	502
LIFO charge	36	12
Asset impairment and other charges	9	23
Gain on sale of assets	(12)	(6)
Deferred income taxes	70	(35)
Stock-based compensation	8	9
Other	11	18
Changes in operating assets and liabilities	(154)	34
Net cash provided by operating activities	580	754
Cash flows from investing activities
Proceeds from sale of assets	63	86
Purchases of property, plant and equipment	(267)	(312)
Other	1	15
Net cash used in investing activities	(203)	(211)
Cash flows from financing activities
Proceeds from issuance of long-term debt	291	66
Payment of long-term debt and capital lease obligations	(580)	(573)
Dividends paid	(37)	(37)
Other	(8)	(7)
Net cash used in financing activities	(334)	(551)
Net increase (decrease) in cash and cash equivalents	43	(8)
Cash and cash equivalents at beginning of year	172	211
Cash and cash equivalents at the end of period	$215	$203

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
Kenneth Levy, 952-828-4540
kenneth.b.levy@supervalu.com
or
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com